The Endowment Registered Fund, L.P.

PURCHASE AGREEMENT

Purchase Agreement dated March 5, 2004 between The Endowment Registered Fund, L.P., a limited partnership organized under the laws of the State of Delaware (the "Fund"), and Salient Partners, L.P., a limited partnership organized under the laws of the State of Delaware ("Salient");

WHEREAS, the Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund proposes to issue and sell, through private placement, limited partnership interests in the Fund ("Interests") pursuant to a Registration Statement on Form N-2 filed with the Securities and Exchange Commission.

NOW, THEREFORE, the Fund and Salient hereby agree as follows:

1.    The Fund offers to sell to Salient, and Salient agrees to purchase from the Fund, an Interest for an aggregate price of $100,000 on or before March 10, 2004.

2.    Salient represents and warrants to the Fund that Salient is acquiring the Interests for investment purposes only and not with a view toward resale or further distribution.

3.    Salient's right under this Purchase Agreement to purchase the Interests is not assignable.

IN WITNESS WHEREOF, the Fund and Salient have caused their duly authorized officers to execute this Purchase Agreement as of the date above.

THE ENDOWMENT REGISTERED FUND, L.P.	SALIENT PARTNERS, L.P.
By: /s/ A. Haag Sherman Name: A. Haag Sherman Title: Co-Principal Executive Officer	By: /s/ Jeremy Radcliffe Name: Jeremy Radcliffe Title: Managing Director